Exhibit (d)(2)

SUB-MANAGEMENT AGREEMENT

AGREEMENT dated July 21, 2010, between Mirae Asset Global Investments (USA) LLC, a Delaware limited liability company (the “Investment Manager”), and Mirae Asset Global Investments (Hong Kong) Limited, a Hong Kong corporation whose registered address is Level 15, Three Pacific Place, 1 Queen’s Road East, Hong Kong (the “Sub-Manager”).

WHEREAS, the Investment Manager has agreed to furnish investment advisory services to the separate series set forth in Exhibit A (each, a “Fund” and collectively, the “Funds”) of Mirae Asset Discovery Funds, a Delaware statutory trust (the “Trust”), an open-end management investment company registered under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Manager wishes to retain the Sub-Manager to provide it with certain sub-advisory services as described below in connection with Investment Manager’s advisory activities on behalf of the Funds;

WHEREAS, the investment management agreement between the Investment Manager and the Trust, dated July 9, 2010 (such agreement or the most recent successor agreement between such parties relating to advisory services to the Trust is referred to herein as the “Management Agreement”) contemplates that the Investment Manager may sub-contract investment advisory services with respect to the Funds to a sub-manager pursuant to a sub-management agreement agreeable to the Trust and approved in accordance with the provisions of the 1940 Act; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Manager is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.

Appointment.  The Investment Manager hereby appoints the Sub-Manager to act as sub-manager with respect to the Funds and the Sub-Manager accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.

Representations and Warranties.

(a)

The Investment Manager hereby represents and warrants to the Sub-Manager as follows:

(i)

The Investment Manager has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This

Agreement has been duly authorized, executed and delivered by the Investment Manager and constitutes a legal, valid and binding obligation of the Investment Manager, enforceable against the Investment Manager in accordance with its terms.  No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Investment Manager in connection with the execution, delivery and performance of this Agreement by Investment Manager, other than those already made or obtained or to be made or obtained.

(ii)

The execution, delivery and performance of this Agreement by the Investment Manager will not violate any provision of any law or regulation binding on the Investment Manager, or any order, judgment or decree of any court or government authority binding on the Investment Manager, or the charter or by-laws of the Investment Manager, or any material contract, indenture or other agreement, instrument or undertaking to which the Investment Manager is a party or by which the Investment Manager or any of its assets may be bound, or require the creation or imposition of any lien on the Investment Manager’s property, assets or revenues.

(b)

The Sub-Manager hereby represents and warrants to the Investment Manager as follows:

(i)

The Sub-Manager has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Sub-Manager and constitutes a legal, valid and binding obligation of the Sub-Manager, enforceable against the Sub-Manager in accordance with its terms.  No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Sub-Manager in connection with the execution, delivery and performance of this Agreement by the Sub-Manager, other than those already made or obtained.

(ii)

The execution, delivery and performance of this Agreement by the Sub-Manager will not violate any provision of any law or regulation binding on the Sub-Manager, or any order, judgment or decree of any court or government authority binding on the Sub-Manager or the charter or by-laws of the Sub-Manager, or any material contract, indenture or other agreement, instrument or undertaking to which the Sub-Manager is a party or by which it or its assets may be bound, or require the creation or imposition of any lien on the Sub-Manager’s property, assets or revenues.

(iii)

The Sub-Manager will, at the reasonable request of the Investment Manager and upon the Investment Manager taking reasonable measures (including but not limited to promptly notifying the Sub-Manager of the passage of and amendments to the laws and regulations of the State of New York from time to time), endeavor to render assistance to the Investment Manager for the purpose of complying with the relevant laws or regulations to which the Investment Manager is subject.

(iv)

The Sub-Manager is licensed with the Securities and Futures Commission in Hong Kong (CE No. ALK083) to engage in type I (dealing in securities), type 4 (advising on securities) and type 9 (asset management) regulated activities under the Securities and Futures Ordinance.  The Sub-Manager is also registered under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”).

3.

Services of the Sub-Manager.  Subject to the succeeding provisions of this section, the oversight and supervision of the Investment Manager and the direction and control of the Trust’s Board of Trustees, the Sub-Manager will perform certain of the day-to-day operations of the Funds, which may include one or more of the following services, at the request of the Investment Manager:  (a) acting as investment adviser for and managing the investment and reinvestment of those assets of the Funds as the Investment Manager may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Funds and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Funds; (b) arranging, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets of the Funds; (c) providing investment research and credit analysis concerning each Fund’s investments, (d) assist the Investment Manager in determining what portion of each Fund’s assets will be invested in cash, cash equivalents and money market instruments, (e) placing orders for all purchases and sales of such investments made for each Fund, and (f) maintaining the books and records as are required to support each Fund’s investment operations.  At the request of the Investment Manager, the Sub-Manager will also, subject to the oversight and supervision of the Investment Manager and the direction and control of the Trust’s Board of Trustees, provide to the Investment Manager or the Funds any of the facilities and equipment and perform any of the services described in Section 3 of the Management Agreement.  In addition, the Sub-Manager will keep each Fund and the Investment Manager informed of developments materially affecting the Fund and shall, on its own initiative, furnish to each Fund from time to time whatever information the Sub-Manager believes appropriate for this purpose.  The Sub-Manager will periodically communicate to the Investment Manager, at such times as the Investment Manager may direct, information concerning the purchase and sale of securities for each Fund, including:  (a) the name of the issuer, (b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale is effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Investment Manager may reasonably require for purposes of fulfilling its obligations to a Fund under the Management Agreement.  The Sub-Manager will provide the services rendered by it under this Agreement in accordance with each Fund’s investment objectives, policies and restrictions (as currently in effect and as they may be amended or supplemented from time to time) as stated in the Trust’s Prospectus and Statement of Additional Information and the resolutions of the Trust’s Board of Trustees.

4.

Covenants. (a) In the performance of its duties under this Agreement, the Sub-Manager shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Advisers Act and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of each Fund as set forth in the Trust’s Registration Statement on Form N-1A and/or the resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of the Trustees of the Trust and

(b)

In addition, the Sub-Manager shall:

(i)

place orders either directly with the issuer or with any broker or dealer.  Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Sub-Manager will attempt to obtain the best price and the most favorable execution of its orders in compliance with applicable securities laws, including Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). In placing orders, the Sub-Manager will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency.  Consistent with this obligation, the Sub-Manager may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Investment Manager or the Sub-Manager.  Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Manager hereunder.  A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Manager determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Investment Manager and the Sub-Manager to the Funds and their other clients and that the total commissions paid by each Fund will be reasonable in relation to the benefits to the Fund over the long-term.  Subject to the foregoing and the provisions of the 1940 Act, the Exchange Act and other applicable provisions of law, the Investment Manager may select brokers and dealers with which it or the Trust is affiliated;

(ii)

maintain books and records with respect to each Fund’s securities transactions and will render to the Investment Manager and the Trust’s Board of Trustees such periodic and special reports as they may request;

(iii)

maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates.  When the Sub-Manager makes investment recommendations for the Funds, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for a Fund’s account are customers of the commercial department of its affiliates; and

(iv)

treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, the Funds, and the Funds’ prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Manager may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

5.

Services Not Exclusive.  Nothing in this Agreement shall prevent the Sub-Manager or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Manager or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Manager will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

6.

Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Manager hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.  The Sub-Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Investment Manager).

7.

Expenses.  During the term of this Agreement, the Sub-Manager will bear all costs and expenses of its employees and any overhead incurred by the Sub-Manager in connection with its duties hereunder; provided that the Board of Trustees of the Trust may approve reimbursement to the Sub-Manager of the pro-rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on operations of the Funds (including, without limitation, compliance matters) (other than the provision of investment advice and administrative services required to be provided hereunder) of all personnel employed by the Sub-Manager who devote substantial time to the operations of the Funds or the operations of other investment companies advised or sub-advised by the Sub-Manager.

8.

Compensation.

(a)

The Investment Manager agrees to pay to the Sub-Manager and the Sub-Manager agrees to accept as full compensation for all services rendered by the Sub-Manager as such, a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A hereto.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b)

For purposes of this Agreement (including Schedule A hereto), the net assets of a Fund shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of the Fund’s assets or delegating such calculations to third parties.

9.

Indemnity.

(a)

The Trust may, in the discretion of the Board of Trustees of the Trust, indemnify the Sub-Manager, and each of the Sub-Manager’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Sub-Manager’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Trust and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Trustees of the Trust.

(b)

The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification.  In addition, at least one of the following conditions must be met:  (A) the Indemnitee shall provide a security for such Indemnitee undertaking, (B) the Trust shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees of the Trust who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c)

All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the

Disinterested Non-Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.  All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (2) above.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

10.

Limitation on Liability.  The Sub-Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Manager or by the Funds in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.  As used in this Section 10, the term “Sub-Manager” shall include any affiliates of the Sub-Manager performing services for the Funds contemplated hereby and partners, directors, officers and employees of the Sub-Manager and such affiliates.

11.

Duration and Termination.  This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Funds as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or a vote of a majority of the outstanding voting securities of each Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated by the Trust or the Investment Manager at any time, without the payment of any penalty, upon giving the Sub-Manager 60 days’ notice (which notice may be waived by the Sub-Manager), provided that such termination by the Trust or the Investment Manager shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of each Fund at the time outstanding and entitled to vote, or by the Sub-Manager on 60 days’ written notice (which notice may be waived by the Trust and the Investment Manager), and will terminate automatically upon any termination of the Management Agreement between the Trust and the Investment Manager.  This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

12.

Confidentiality.  Each party hereto shall treat all information (including without limitation all information concerning this Agreement, the assets in the Funds and the trading strategy employed for the Funds) furnished hereunder by the other as confidential and shall not disclose such information to third parties except:

(a)

with  prior written consent of the other party;

(b)

pursuant to court order, subpoena or due to the demand or request of any regulatory agency having relevant jurisdiction (in which case the party subject to such demand shall promptly, unless impracticable under the circumstances, notify the other party of such required disclosure and shall provide reasonable assistance, at the other party’s request and expense, in seeking to limit or quash such disclosure);

(c)

to the parties’ respective auditors, professional legal advisers and service providers when reasonably necessary for the performance of their professional services (in which case the party making such disclosure will require that any auditors, professional legal advisers or service providers agree to keep such information confidential on terms substantially similar to those in this Section 12);

(d)

that which is made available to the public through disclosure other than directly or indirectly by the party seeking to disclose such information; or

(e)

as a defense in a claim brought by the other party hereto arising out of or connected with this Agreement.

13.

Notices.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

14.

Amendment of this Agreement.  This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the 1940 Act, by a vote of a majority of the outstanding voting securities of each Fund.

15.

Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

16.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

17.

Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By:  /s/ Robert Shea

      Name: Robert Shea

      Title:   Head of Finance and Operations

MIRAE ASSET GLOBAL INVESTMENTS (HONG KONG) LIMITED

By:_/s/ Tuck Chung Lee

      Name: Tuck Chung Lee

      Title:  CEO

AGREED AND ACCEPTED

as of the date first set forth above

MIRAE ASSET DISCOVERY FUNDS

By: /s/ Hun Jun Jang

      Name:  Hun Jun Jang

      Title:    Trustee

Exhibit A

Global Emerging Markets Sector Leader Fund

Asia Sector Leader Fund

China Sector Leader Fund

Global Emerging Markets Great Consumer Fund

Asia Great Consumer Fund